As filed with the Securities and Exchange Commission on July 14, 2003
                         Registration File No.
                                               ---------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                -----------------

                           FIRST COMMUNITY CORPORATION
                           ---------------------------
             (Exact name of registrant as specified in its charter)

       South Carolina                                    57-1010751
       --------------                                    ----------
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                       Identification Number)

                                5455 Sunset Blvd.
                         Lexington, South Carolina 29072
                         -------------------------------
                    (Address of Principal executive offices)

                                Michael C. Crapps
                             Chief Executive Officer
                           First Community Corporation
                                5455 Sunset Blvd.
                         Lexington, South Carolina 29072
                                 (803) 951-2265
                                 --------------
           (Name, address, and telephone number of agent for service)

                              Copies Requested to:
                              Neil E. Grayson, Esq.
                          Jason R. Wolfersberger, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                                Atlanta, GA 30309
                             (404) 817-6000 (Phone)
                              (404) 817-6050 (Fax)

    Approximate date of commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: |X|
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |_|
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE


     Title of                               Proposed           Proposed
    Securities              Amount          Maximum            Maximum          Amount of
       to be                to be           Offering           Aggregate       Registration
    Registered            Registered  Price Per Share (1)  Offering Price (1)      Fee
    ----------            ----------  -------------------  ------------------  ------------

Common stock, par value     100,000         $19.50             $1,950,000        $179.40
$1.00 per share

(1) This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and is based on the average of the high and low prices of the common stock on July 3, 2003, as reported by The Nasdaq SmallCap Market.

                           First Community Corporation


                           DIVIDEND REINVESTMENT PLAN


FIRST COMMUNITY CORPORATION:

o We are a bank holding company headquartered in Lexington, South Carolina that offers general banking services through our operating subsidiary, First Community Bank, N.A.

o   Our address and phone number are:

    5455 Sunset Blvd.
    Lexington, South Carolina 29072
    (803) 951-2265

THE PLAN:

o   100,000 shares are currently authorized for issuance under the plan.

o Plan participants can purchase additional shares of our common stock with their cash dividends and optional cash payments.

o   The plan administrator is:

    Registrar and Transfer Company
    Attn: Dividend Reinvestment Department
    10 Commerce Drive
    Cranford, NJ 07016
    Phone (800) 525-7686 ext. 2547
    Fax (908) 497-2314

SYMBOL AND MARKET:

o Our common stock is traded on The Nasdaq SmallCap Market under the trading symbol "FCCO."

o On July 3, 2003, the closing sales price of our common stock, as reported by Nasdaq, was $19.50 per share.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 14, 2003.

                                     GENERAL

    First Community Corporation was incorporated as a South Carolina corporation on November 2, 1994, primarily to own and control all of the capital stock of First Community Bank, N.A. We presently engage in no business other than owning and managing the bank. The bank is a national banking association that engages in a commercial banking business from its main office in Lexington, South Carolina and six branch offices in Richland and Lexington counties of South Carolina.

    At December 31, 2002, we had total assets of approximately $195.2 million, total loans of approximately $100 million, total deposits of approximately $168.1 million, and approximately $18.4 million in shareholders' equity.

    Our principal executive offices are located at: 5455 Sunset Blvd., Lexington, South Carolina 29072, and our telephone number is (803) 951-2265.


                             DESCRIPTION OF THE PLAN

PURPOSE

1.   What is the purpose of the plan?

     The purpose of the plan is to provide our shareholders the opportunity to invest cash dividends and optional cash payments in shares of our common stock. We intend that shares purchased under the plan will be original issue shares, although we may elect to purchase the shares on the open market. Shares purchased under the plan will have the same rights with respect to dividends and voting as all other shares of our common stock. (See Questions 10, 12 and 13.) We anticipate using the reinvested dividends and optional cash payments for general corporate purposes, including capital contributions to First Community Bank.

ADVANTAGES

2.  What are the advantages of the plan?

    Participants in the plan may:

    o Automatically reinvest all or a portion of their common stock cash dividends, without payment of a service charge or brokerage commission, in our common stock at 97% of the fair market value of the common stock.

    o Invest additional cash, up to $5,000 per dividend period, without the payment of a service charge or brokerage commission, in additional shares of our common stock at 97% of the fair market value of the common stock. (See Questions 10, 12 and 13.)

    o Invest the full amount of all dividends and optional cash payments, since fractional share interests may be held under the plan.

    o Avoid safekeeping and recordkeeping requirements and costs through the free custodial service and reporting provisions of the plan.

ADMINISTRATION

3.  Who administers the plan for participants?

    Registrar and Transfer Company will administer the plan, purchase and hold shares of common stock acquired from us under the plan, keep records, send statements of account activity to participants, and perform other duties related to the plan. Participants may contact the administrator by writing to:

    Registrar and Transfer Company
    Attn: Dividend Reinvestment Department
    10 Commerce Drive
    Cranford, NJ 07016

    Participants may also contact the administrator by telephoning (800) 525-7686 or by facsimile at (908) 497-2314.

PARTICIPATION

4.  Who is eligible to participate in the plan?

    All holders of record of shares of our common stock are eligible to participate in the plan. A holder of record is a person who owns shares of our common stock registered in his or her name on our records. If your shares are held in "street name," such as through a broker or other nominee, you must ask the broker or nominee to transfer the shares into your own name to be eligible to participate in the Plan. If any participants have the same social security or federal tax identification number, the maximum amount which all such participants may invest as optional cash payments each dividend period is limited to the maximum amount that one participant may so voluntarily invest each dividend period. (See Question 13.) All nominees or brokers wishing to participate in the plan should contact the administrator at (800) 525-7686.

5.       How does an eligible shareholder become a participant?

    An eligible shareholder may join the plan by signing a participant enrollment form and returning it to the administrator. Participant enrollment forms may be obtained at any time by request to either:

Registrar and Transfer Company            or    First Community Corporation
Attn:  Dividend Reinvestment Department         Attn: Shareholder Information
10 Commerce Drive                               5455 Sunset Blvd.
Cranford, NJ 07016                              Lexington, South Carolina 29072
Phone:  (800) 525-7686                          Phone: (803) 951-2265
                                                (between 9:00 a.m. and 5:00 p.m.
                                                 Eastern time)

6.  What are a shareholder's participation options?

    Participants may elect full reinvestment or partial reinvestment of cash dividends. If a shareholder chooses partial reinvestment, the shareholder must designate on the participant enrollment form the number of whole shares for which the shareholder wishes to reinvest dividends. Dividends paid on all other shares registered in the participant's name will be paid in cash.

7.  When may an eligible shareholder join the plan?

    An eligible shareholder may join the plan at any time. If a participant enrollment form is received by the administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the plan will commence with that dividend. If a participant enrollment form is received after the record date established for a particular dividend, the reinvestment of dividends under the plan will begin with the next succeeding dividend. We anticipate that the quarterly dividend record and payment dates will ordinarily occur on or about the following dates:

            Record Date                        Payment Date
            -----------                        ------------
            January 31                         February 15
            April 30                           May 15
            July 31                            August 15
            October 31                         November 15

    If a participant enrollment form accompanied by an optional cash payment is received by the administrator at least seven business days prior to the next purchase date, the optional cash payment will be used to purchase shares of common stock on that purchase date. If a participant enrollment form accompanied by an optional cash payment is received by the administrator less than seven business days prior to a purchase date, the optional cash payment will be returned to the shareholder.

COSTS

8. Are there any expenses to participants in connection with purchases under the plan?

    Participants will incur no brokerage commissions or service charges for purchases made under the plan.

PURCHASES

9.  How many shares of common stock will be purchased for participants?

    The number of shares purchased under the plan for each participant will depend on the amount of each participant's dividends and optional cash payments, and the market price of our common stock. Each participant's account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested under the plan by the participant, divided by the applicable purchase price per share of the common stock.

10. When and at what price will shares of common stock be purchased under the plan?

    Purchases of shares with reinvested dividends and optional cash payments will be made as of each dividend payment date. Optional cash payments must be received at least seven business days prior to a purchase date to be used to purchase shares on that purchase date. Participants may obtain the return of any optional cash payment at any time up to two business days before a purchase date. No interest will be paid on any funds received under the plan. Our quarterly dividend payment dates will ordinarily occur on or about the 15th day of January, April, July, and October.

    The price for shares of common stock purchased directly from First Community Corporation will be 97% of the average of the closing price of the common stock on the Nasdaq SmallCap Market for the five days on which our common stock was traded that immediately precede the purchase date. However, if the company elects to have the plan acquire shares through open market purchases, the price for those shares will be the weighted average of the actual prices paid for those shares.

11. Will certificates be issued for shares of common stock purchased under the plan?

    Unless requested by a participant, certificates for shares of common stock purchased under the plan on behalf of a participant will not be issued in a participant's name. Certificates for any number of whole shares credited to a participant's account under the plan will be issued in the participant's name upon receipt by the administrator of a written request from the participant, but we reserve the right to require payment of a reasonable charge ($10.00 as of June 30, 2003) for the issuance of these certificates. Certificates representing fractional share interests will not be issued under any circumstances. (See Question 18.)

OPTIONAL CASH PAYMENTS

12. How may optional cash payments be made?

    Only participants who are having dividends reinvested under the plan may make optional cash payments. An optional cash payment may be made by enclosing a check or money order payable to "Registrar and Transfer Company, Agent" with the optional cash payment form, and mailing them to the administrator. The deadline for receiving optional cash payments to be invested is 4:00 p.m., Eastern Time, on the seventh business day prior to each purchase date.

13. What are the limitations on making optional cash payments?

    The same amount of money does not need to be sent each dividend period, and a participant is under no obligation to make an optional cash payment in any dividend period. The minimum optional cash payment is $100 and the maximum optional cash payment is $5,000 in any dividend period.

REPORTS TO PARTICIPANTS

14. What reports will be sent to participants?

    As soon as practicable after each purchase made under the plan on behalf of a participant, the participant will receive a statement showing the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the participant's account as of the date of such statement. Each participant is responsible for retaining these statements in order to establish the cost basis of his or her shares purchased under the plan for tax purposes.

SALE OF SHARES

15. How can participants sell shares of stock held in the Plan?

    A participant can sell all or part of the participant's shares either through a broker or through the plan administrator. If the participant elects to sell through a broker of its choice, the participant must first request the plan administrator to send a certificate representing the number of full shares the participant wants to sell. In no case will certificates for fractional share interests be issued.

    Alternatively, the participant can request that the plan administrator sell some or all of the participant's shares. The plan administrator will sell the shares through brokers or dealers selected by the plan administrator in its sole discretion, and the brokers or dealers may be affiliated with the plan administrator and/or First Community Corporation. If the participant requests that the plan administrator arrange for the sale of shares, the participant will be charged a commission by the brokers or dealers selected by the plan administrator, which will be deducted, along with any applicable taxes or other fees incurred by the plan administrator, from the cash proceeds paid to the participant.

    If the participant requests that the plan administrator arrange for the sale of shares, the participant will not be able to direct the date or price at which the shares are sold. The plan administrator will attempt in good faith to arrange for the sale within 10 days after receiving the participant's request. In addition, shares being sold for the participant may be aggregated with those of other plan participants who have requested sales. In that case, the participant will receive proceeds based on the weighted average sales price of all shares sold, less the participant's pro rata share of brokerage commissions, applicable taxes and other fees.

    Please remember that if a participant elects to sell shares through the plan administrator, the price of our common stock may decline during the period between the plan administrator's receipt of the request to sell and the date of the sale in the open market. A participant should carefully evaluate this risk. The participant must also assume a similar risk between the time that the participant requests and receives a certificate.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

16. How may a participant withdraw shares purchased under the plan?

    A participant may withdraw all or any portion of the whole shares of common stock held in the participant's account under the plan by notifying the administrator in writing. The notice should be sent to Registrar and Transfer Company, Attn: Dividend Reinvestment Department, 10 Commerce Drive, Cranford, NJ 07016. A certificate for the whole shares so withdrawn will be issued in the name of and mailed to the participant. We will not issue certificates for fractional share interests. (See Question 18.)

TERMINATION OF PARTICIPATION

17. How may a participant's participation in the plan be terminated?

    A participant may terminate participation in the plan at any time by notifying the administrator in writing. However, any notice of termination received by the administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned. The termination notice should be sent to Registrar and Transfer Company, Attn: Dividend Reinvestment Department, 10 Commerce Drive, Cranford, NJ 07016. We may also terminate a participant's participation in the plan by giving written notice to that effect to a participant at any time. However, if such notice is given between a dividend record date and payment date, the termination shall not be effective insofar as that dividend is concerned.

18. What happens to the whole shares and any fractional share interest in a participant's account when a participant's participation in the plan is terminated?

    Upon termination of a participant's participation in the plan, we will issue a certificate for the number of whole shares in the participant's account in the name of the participant. Any fractional shares at the time of termination will be liquidated at the then-prevailing price, and the participant will receive a check for the proceeds.

OTHER INFORMATION

19. What happens to a participant's plan account if all shares registered in the participant's name are transferred or sold?

    If a participant disposes of all shares of common stock registered in the participant's name on the shareholder records of the Company without terminating participation in the plan, the administrator will continue to reinvest dividends payable on the shares of common stock held in the participant's plan account until such time as the participant's participation in the plan is terminated. (See Question 17.)

20. What happens if we have a common stock rights offering, stock dividend, or stock split?

    If we effect a common stock dividend or stock split, we will credit each participant's account with additional shares based on the number of shares that the participant holds in the account on the record date for the dividend or split. If we grant shareholders rights or warrants to purchase additional shares of common stock or other securities, then we will grant these rights or warrants to participants based on the number of shares held in their accounts on the record date for the grant.

21. How will a participant's plan shares be voted at a meeting of shareholders?

    If on the record date for a meeting of shareholders there are any whole shares credited to a participant's account under the plan, we will add those whole shares to the shares registered in the participant's name on our shareholder records. The participant will receive one proxy covering the total of these shares, which will be voted as the participant directs.

22. May a participant transfer the ownership of the shares in his plan account?

    A participant may transfer the ownership of any of his or her shares held under the plan to another person by mailing an executed stock power to the administrator. Transfers may only be made in whole share amounts. Requests for transfer are subject to the same requirements as for transfer of common stock certificates generally, including the requirement of a medallion stamp guarantee on the stock power. Stock power forms are available from the administrator.

    Once shares in a plan account are transferred, the transferee must obtain a participant enrollment form from the administrator to enroll the shares in the plan. Transferred shares will not be automatically enrolled in the plan. The transferee may send the participant enrollment form to the administrator at the same time as the transferor submits the stock power form to effectuate the transfer.

23. What are the federal income tax consequences of participation in the plan?

    Under the current provisions of the Internal Revenue Code, the purchase of shares of common stock under the plan will generally result in the following federal income tax consequences:

    Reinvested Dividends. In the case of reinvested dividends, the participant must include the amount of the dividends in gross income. The participant's basis in shares purchased with reinvested dividends will be equal to the amount of dividends reinvested on the relevant dividend payment date.

    Optional Cash Payments. The participant's basis in shares acquired with optional cash payments will be equal to the amount of optional cash payments made to purchase such shares.

    There is no tax on the discount (the difference between the fair market value of the shares and the amount paid for those shares, whether through reinvested dividends or optional cash payments) at the time the shares are acquired. Any tax will be calculated upon the disposition of those shares in a taxable transaction, based on the difference between the consideration received for the shares and the participant's basis in those shares as determined above. Assuming the stock constitutes a capital asset in the hands of the participant, any such tax on the disposition of the stock will be a capital gain or loss, taxed as either a short-term or long-term capital gain or loss depending on whether the stock was held by the participant for more or less than one year.

    Additional Information. The holding period for the plan shares will begin the day after the date the shares are acquired. A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account under the plan. However, a participant who receives a cash payment for a fractional share will realize gain or loss measured by the difference between the amount of the cash received and the participant's basis in the fractional share. If, as usually is the case, the common stock is a capital asset in the hands of a participant, this gain will be short-term or long-term capital gain, depending upon whether the holding period for the shares is more or less than one year.

    In general, the corporate dividends-received deduction has been reduced to 70% and may be further reduced. Corporate shareholders also should be aware that the Internal Revenue Code limits the availability of the dividends-received deduction under special rules, including the situation in which a shareholder incurs indebtedness directly attributable to the stock or fails to satisfy certain holding period requirements. Corporate shareholders who participate in the plan should consult their own tax advisers to determine their eligibility for the dividends-received deduction.

    The above is intended only as a general discussion of the current federal income tax consequences of participation in the plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the plan.

24. Will the shares purchased under the plan be listed on the Nasdaq SmallCap Market?

    We will seek approval of the shares for quotation on the Nasdaq SmallCap Market, subject to official notice of issuance. (Shares purchased on the open market will already be listed on the Nasdaq SmallCap Market.) We will notify Nasdaq to permit the listing of the common stock issued in connection with the plan.

25. What are the responsibilities of the company and the administrator under the plan?

    Neither we nor the administrator shall be liable for any act done in good faith or for any good faith omission to act, including any claims of liability
(i) arising out of failure to terminate a participant's account upon the participant's death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of common stock may be purchased under the plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the common stock before, at, or after the time any such purchases may be made, nor shall either we nor the administrator have any duties, responsibilities, or liabilities except such as are expressly set forth in the plan. The terms and conditions of the plan are governed by the laws of the State of South Carolina.

26. Who bears the risk of market fluctuations in the price of the common stock?

    A participant's investment in shares held in a plan account is no different than an investment in shares not held in a plan account. Each participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares. The investment is not a deposit or an account and is not insured by the FDIC or any other government agency.

    Neither we nor the administrator can guarantee that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price. Each participant should recognize that neither we nor the administrator can provide any assurance of a profit or protection against loss on any shares purchased under the plan.

27. May the plan be changed or discontinued?

    We reserve the right to modify, suspend, or terminate the plan at any time. We will notify participants of any such modification, suspension, or termination.

28. Who should be contacted with questions about the plan?

    Any question of interpretation arising under the plan will be determined by us, and our determination shall be final. If you have any questions about the plan, you can contact either the administrator or us, at the following addresses:

    The administrator:                          The Company:

    Registrar and Transfer Company              First Community Corporation
    Attn:  Dividend Reinvestment Department     Attn:  Shareholder Information
    10 Commerce Drive                           5455 Sunset Blvd.
    Cranford, NJ  07016                         Lexington, South Carolina 29072
    Phone (800) 525-7686                        (803) 951-2265
    Fax (908) 497-2314                          (between 9:00 a.m. and 5:00 p.m.
                                                 Eastern time)

                                 USE OF PROCEEDS

    We are unable to predict either the number of shares of common stock that will be sold pursuant to the plan or the prices at which such shares will be sold. We will use the proceeds of this offering for general corporate purposes. The proceeds may either be used at the holding company level or contributed to our subsidiary. Pending such use, we will invest the proceeds in high-quality, short-term investments.

                                 INDEMNIFICATION

    Our articles of incorporation and bylaws, as well as the statutes of the state of South Carolina, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933. These provisions generally set forth the instances and requirements with respect to indemnification of directors and officers by the corporation, provide for the advancement of expenses to be incurred in legal proceedings upon compliance with certain requirements, provide for mandatory indemnification by the corporation of directors and officers who are wholly successful in the defense of legal proceedings, and permit a corporation to purchase and maintain insurance on behalf of persons who are or were officers or directors. We also maintain directors' and officers' liability insurance. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company pursuant to the provisions described above or otherwise, we have been informed that in the SEC's opinion this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              FINANCIAL STATEMENTS

    The financial statements incorporated in this prospectus and elsewhere in the related registration statement by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002, have been audited by Clifton D. Bodiford, independent certified public accountant, as indicated in his reports with respect thereto.


                            DESCRIPTION OF SECURITIES

General

    The authorized capital stock of First Community Corporation consists of 10,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, the rights and preferences of which may be designated as the board of directors may determine. The following summary describes the material terms of our capital stock.

Common Stock

    Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders do not have preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company hereby when issued will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

    Our articles provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of the preferred stock in one or more classes or series and to fix the designations, preferences, and other rights and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends and amounts upon liquidation, dissolution, or winding-up. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock. We have no present plans to issue any preferred stock.

Anti-Takeover Effects

    The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

    Authorized but Unissued Stock. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of First Community Corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

    Supermajority Voting Requirements. Our articles require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote to approve any merger, consolidation, or sale of the company or any substantial part of the company's assets.

    Number of Directors. Our bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than nine nor more than 25 members.

    Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

    Number, Term, and Removal of Directors. We currently have 13 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that shareholders may remove a director without cause upon the approval of the holders of two-thirds of the shares entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

    Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be made in writing and delivered to the secretary of the company no later than 90 days prior to the meeting. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

    Nomination Requirements. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

    Business Combinations with Interested Shareholders. We are subject to the South Carolina business combination statute, which restricts mergers and other similar business combinations between public companies headquartered in South Carolina and any 10% shareholder of the company. The statute prohibits such a business combination for two years following the date the person acquires shares to become a 10% shareholder unless the business combination or such purchase of shares is approved by a majority of the company's outside directors. The statute also prohibits such a business combination with a 10% shareholder at any time unless the transaction complies with the company's articles of incorporation and either (i) the business combination or the shareholder's purchase of shares is approved by a majority of the company's outside directors, (ii) the business combination is approved by a majority of the shares held by the company's other shareholders at a meeting called no earlier than two years after the shareholder acquired the shares to become a 10% shareholder; or (iii) the business combination meets specified fair price and form of consideration requirements.


                            VALIDITY OF COMMON STOCK

    The validity of the shares of our common stock to be issued under the plan has been passed upon by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                       WHERE YOU CAN FIND MORE INFORMATION

    We have not authorized any dealer, salesperson, or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only as of July 14, 2003.

    We file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public

Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov.

    We have filed with the SEC a registration statement under the Securities Act that registers the distribution of our common stock under the plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

    The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference our Annual Report on Form 10-KSB for the year ended December 31, 2002 and our Quarterly Report on Form 10-QSB for the period March 31, 2003. These documents contain important information about us and our financial condition.

    Every document that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of shares under the plan will be incorporated by reference into this prospectus without any further action by us. If any future document that is incorporated by reference into this prospectus modifies anything in this prospectus (including any document that has been incorporated by reference), then the modified statement will be replaced by the modifying statement without any further action by us. We will provide, without charge, copies of documents incorporated by reference (other than exhibits) to each person, including any beneficial owner, to whom this prospectus is delivered. You should direct any request for these documents to:

           First Community Corporation
           Attn: Shareholder Information
           5455 Sunset Blvd.
           Lexington, SC  29072
           Phone: (803) 951-2265 (between 9:00 a.m. and 5:00 p.m. Eastern time)

                TABLE OF CONTENTS
                                                     First Community Corporation
General.........................................2
Description of the plan.........................2
Use of Proceeds................................10
Indemnification................................10
Financial Statements...........................10
Description of Securities......................10
Validity of Common Stock.......................12
Where You Can Find More Information............12

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.....................$ 179.40
Printing expenses (estimated) ...........................................$ 2,000
Legal fees and expenses (estimated)......................................$ 6,000
Miscellaneous (estimated)................................................$ 1,000
  TOTAL...............................................................$ 9,179.40

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. The Articles of Incorporation also provide the Company with the power and authority to the fullest extent legally permissible under the Act to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company's representatives or agents in certain circumstances.

    Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors' and officers' liability insurance. Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty.

ITEM 16.  EXHIBITS

     The following exhibits are filed with this Registration Statement:

     Exhibit
     Number       Description of Exhibit
     ------       ----------------------

     4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 333-53065 on Form S-1).

     4.2 Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 333-53065 on Form S-1).

     4.3 First Community Corporation 1999 Stock Incentive Plan (Incorporated by reference to the Company's 1998 Annual Report and Form 10 KSB).

     5.1          Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

     23.1         Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (contained in their opinion filed as Exhibit 5.1)

     23.2         Consent of Clifton D. Bodiford, certified public accountant.

     24.1 Power of Attorney (contained on the signature pages of this Registration Statement)

     99.1         Form of Letter to Shareholders

     99.2         Participation Enrollment Form


ITEM 17.  UNDERTAKINGS

     (b)    Rule 415.  The Company will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

            iii. Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of South Carolina, on this 7th day of July, 2003.

                                       FIRST COMMUNITY CORPORATION

                                       By:  /s/ Michael C. Crapps
                                          ------------------------------------
                                          Michael C. Crapps
                                          Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Michael
C. Crapps for himself or herself in name, place and stead, in any and all capacities, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on the dates noted below.

         Signature                  Title                         Date
         ---------                  -----                         ----

/s/ Richard K. Bogan
----------------------------
Richard K. Bogan                Director                         July 7, 2003


----------------------------
Thomas C. Brown                 Director


/s/ Chimin J. Chao
----------------------------
Chimin J. Chao                  Director                         July 7, 2003


/s/ Michael C. Crapps
----------------------------
Michael C. Crapps               Director, President and Chief    July 7, 2003
                                Executive Officer


----------------------------
Hinton G. Davis                 Director


/s/ Anita B. Easter
----------------------------
Anita B. Easter                 Director                         July 7, 2003


/s/ O. A. Ethridge
----------------------------
O.A. Ethridge                   Director                         July 7, 2003

/s/ George H. Fann, Jr.
----------------------------
George H. Fann, Jr.             Director                         July 7, 2003


/s/ W. James Kitchens, Jr.
----------------------------
W. James Kitchens, Jr.          Director                         July 7, 2003


/s/ James C. Leventis
----------------------------
James C. Leventis               Director, Chairman of the        July 7, 2003
                                Board and Secretary


/s/ Joseph G. Sawyer            Director, Chief Financial        July 7, 2003
----------------------------
Joseph G. Sawyer                Accounting Officer, Senior
                                Vice President


----------------------------
Angelo L. Tsiantis              Director


/s/ Loretta R. Whitehead
----------------------------
Loretta R. Whitehead            Director                         July 7, 2003


/s/ Mitchell M. Willoughby
----------------------------
Mitchell M. Willoughby          Director                         July 7, 2003

                                  EXHIBIT INDEX

Exhibit
Number        Exhibit
-------       -------

4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 333-53065 on Form S-1).

4.2 Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 333-53065 on Form S-1).

4.3 First Community Corporation 1999 Stock Incentive Plan (Incorporated by reference to the Company's 1998 Annual Report and Form 10 KSB).

5.1           Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in their opinion filed as Exhibit 5.1).

23.2          Consent of Clifton D. Bodiford, certified public accountant.

24 Power of Attorney (contained on the signature pages of this Registration Statement).

99.1          Form of Letter to Shareholders.

99.2          Participation Enrollment Form